EXHIBIT 99.1


FOR IMMEDIATE RELEASE
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CONTACT: Steven Purcell                     Melinda R. LeVino
         Vice President - Finance           Director, Corporate Communications
         Chief Financial Officer            (203) 899-4672
         and Treasurer
         (203) 899-4109

              MICRO WAREHOUSE, INC. ADOPTS STOCKHOLDER RIGHTS PLAN
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    Norwalk, CT, June 17, 1996 -- Micro Warehouse, Inc. (Nasdaq: MWHS) today announced that its Board of Directors has adopted a Stockholder Rights Plan. The Plan is designed to provide the Company's Board with negotiating leverage in dealing with a potential acquiror to protect the Company from unfair or coercive takeover tactics and to prevent an acquiror from gaining control of Micro Warehouse without offering a fair price to all stockholders. The Plan is not intended to prevent a takeover on terms beneficial to the Company's stockholders but is designed to assure that all of the Company's stockholders receive fair treatment in the event of any takeover. The rights are not being distributed in response to any specific effort to acquire control of the Company and the Board is not aware of any such effort.

    Peter Godfrey, Chairman, Chief Executive Officer and President, stated that "Increasing and enhancing our Board's ability to represent the interests of all stockholders is particularly important at this time because the Board believes our common stock price is significantly below and does not adequately reflect the long-term value of Micro Warehouse."

    The Plan entails a dividend on June 27, 1996 of one right for each outstanding share of the Company's common stock held as of the close of business on that date. Each right will entitle the holder to buy one one-thousandth of a share of a new Series A Junior Participating Preferred Stock at an exercise price of $110 per right. Each one one-thousandth of a share of such preferred stock would be essentially the economic equivalent of a share of the Company's common stock. The rights will trade with the Company's common stock until exercisable. The rights will not be exercisable until ten calendar days following a public announcement that a person or group has acquired 20% of the Company's common stock or until ten business days after a person or group begins a tender offer that would result in ownership of 20% of the Company's common stock, subject to certain extensions by the Board.

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    The Company will generally be entitled to redeem the rights at $.001 per right at any time until the public announcement that shares resulting in a 20% stock position have been acquired and in certain other circumstances.

    Micro Warehouse is a specialty catalog retailer of microcomputer software and hardware products for users of Macintosh and IBM-compatible personal computers. The Company markets products through frequent mailings of its distinctive full-color catalogs in 16 countries and a dedicated outbound telemarketing sales force that focuses on commercial, educational and governmental accounts.